        Exhibit 10.1
THE MACERICH COMPANY [ ] LTIP UNIT AWARD AGREEMENT (PERFORMANCE-BASED)
[ ] LTIP UNIT AWARD AGREEMENT (Performance-Based) made as of the date set forth on Schedule A hereto between The Macerich Company, a Maryland corporation (the “Company”), its subsidiary The Macerich Partnership, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the party listed on Schedule A (the “Grantee”).
RECITALS
A.The Grantee is a key employee of the Company or one of its Subsidiaries or affiliates and provides services to the Partnership.
B.Pursuant to its Long-Term Incentive Plan (“LTIP”) the Company can award units of limited partnership interest of the Partnership designated as “LTIP Units” in the Partnership Agreement (as defined herein) under The Macerich Company 2003 Equity Incentive Plan, as amended (the “2003 Plan”), to provide certain key employees of the Company or its Subsidiaries and affiliates, including the Grantee, in connection with their employment with the long-term incentive compensation described in this Award Agreement (this “Agreement” or “Award Agreement”), and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its Subsidiaries and affiliates, including the Partnership, while increasing the total return to the Company’s stockholders. [ ] LTIP Units (PB) (as defined herein) have been awarded by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to authority delegated to it by the Board as set forth in the Committee’s charter, including authority to make grants of equity interests in the Partnership which may, under certain circumstances, become exchangeable for shares of the Company’s Common Stock reserved for issuance under the 2003 Plan, or any successor equity plan (as any such plan may be amended, modified or supplemented from time to time, collectively the “Stock Plan”). This Agreement evidences an award to the Grantee under the LTIP (this “Award”), which is subject to the terms and conditions set forth herein.
C.The Grantee was selected by the Committee to receive this Award as one of a select group of highly compensated or management employees who, through the effective execution of their assigned duties and responsibilities, are in a position to have a direct and measurable impact on the Company’s long-term financial results. Effective as of the grant date specified in Schedule A hereto, the Committee awarded to the Grantee the number of [ ] LTIP Units (PB) (as defined herein) set forth in Schedule A.
NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:
1.Administration. The LTIP and all awards thereunder, including this Award, shall be administered by the Committee, which in the administration of the LTIP shall have all the powers and authority it has in the administration of the Stock Plan, as set forth in the Stock Plan. The Committee may from time to time adopt any rules or procedures it deems necessary or desirable for the proper and efficient administration of the LTIP, consistent with the terms hereof and of the Stock Plan. The Committee’s determinations and interpretations with respect to the LTIP and this Agreement shall be final and binding on all parties.
2.Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Stock Plan. In addition, as used herein:
“[ ] LTIP Units (PB)” has the meaning set forth in Section 3(a).
“[ ]-2 LTIP Units (PB) has the meaning set forth in Section 3(b).
“Cause” for termination of the Grantee’s employment means that the Company, acting in good faith based upon the information then known to the Company, determines that the Grantee has:
(a)failed to perform in a material respect without proper cause his obligations under the Grantee’s Service Agreement (if one exists);
(b)been convicted of or pled guilty or nolo contendere to a felony; or
(c)committed an act of fraud, dishonesty or gross misconduct which is materially injurious to the Company.
Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Applicable Board (as defined below) or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel or independent accountants for the Company shall be conclusively presumed for purposes of this Agreement to be done, or omitted to be done, by the Grantee in good faith and in the best interests of the Company. The cessation of employment of the Grantee shall not be deemed to be for Cause under clause (a) or (c) above unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the affirmative vote of at least a majority of the entire membership of the Applicable Board (excluding the Grantee and any relative of the Grantee, if the Grantee or such relative is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Grantee and the Grantee is given an opportunity, together with counsel for the Grantee, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Grantee is guilty of the conduct described in clause (a) or (c) above, and specifying the particulars thereof in reasonable detail. For purposes of the definition of Cause, “Applicable Board” means the Board or, if the Company is not the ultimate parent corporation of the Company and its affiliates and is not publicly-traded, the board of directors of the ultimate parent of the Company.
“Change in Control Arrangement” means [The Macerich Company Change in Control Severance Pay Plan For the CEO, President and Senior Executive Vice Presidents][The Macerich

Company Change in Control Severance Pay Plan for Executive Vice Presidents], as may be amended or modified from time to time.
“Change of Control” means any of the following:
(a)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (iv) any acquisition by any entity pursuant to a transaction that complies with (c)(i), (c)(ii) and (c)(iii) below;
(b)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (“Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means shares of the Company’s common stock, par value $0.01 per share, either currently existing or authorized hereafter.
“Competitive Activities” means that the Grantee, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engages, participates, assists or invests in any Competing Business (as hereinafter defined). The term “Competing Business” shall mean a publicly-traded real estate investment trust that is identified by the National Association of Real Estate Investment Trusts as a “mall REIT” or “shopping center REIT” (other than the Company or a surviving or resulting entity upon a Change of Control, or any of their respective affiliates). Notwithstanding the foregoing, the Grantee may own equity securities of an entity which constitutes, or is affiliated with, a Competing Business, so long at their value does not exceed two percent (2%) of the aggregate equity market capitalization of the Competing Business.
“Continuous Service” means the continuous service to the Company or any Subsidiary or affiliate, without interruption or termination, in any capacity of employee, or, with the written consent of the Committee, consultant. Continuous Service shall not be considered interrupted in the case of (A) any approved leave of absence, (B) transfers among the Company and any Subsidiary or affiliate, or any successor, in any capacity of employee, or with the written consent of the Committee, consultant, or (C) any change in status as long as the individual remains in the service of the Company and any Subsidiary or affiliate in any capacity of employee, member of the Board or (if the Company specifically agrees in writing that the Continuous Service is not uninterrupted) a consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.
“Current Distributions” has the meaning set forth in Section 7(b).
“Contingent Distributions” has the meaning set forth in Section 7(c).
“Disability” means (A) a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, or (B) the absence of the Grantee from his duties with the

Company on a full-time basis for a period of nine months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Grantee or his legal representative (such agreements as to acceptability not to be unreasonably withheld). “Incapacity” as used herein shall be limited only to a condition that substantially prevents the Grantee from performing his or her duties.
“Effective Date” means January 1, [ ].
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any given date, the fair market value of a security determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that (A) if the security is then listed on a national stock exchange, the fair market value of such security on any date shall be the closing sales price per Share on the principal national stock exchange on which the security is listed on such date (or, if such date is not a trading date on which there was a sale of such security on such exchange, the last preceding date on which there was a sale of such security on such exchange), (B) if the security is not then listed on a national stock exchange but is then traded on an over-the-counter market, the fair market value of such security on any date shall be the average of the closing bid and asked prices for such security in the principal over-the-counter market on which such security is traded on such date (or, if such date is not a trading date on which there was a sale of such security on such market, for the last preceding date on which there was a sale of such security in such market), or (C) if the security is not then listed on a national stock exchange or traded on an over-the-counter market, the fair market value of such security on any date shall be such value as the Committee in its discretion may in good faith determine; provided that, where Shares are so listed or traded, the Committee may make such discretionary determinations where Shares have not been traded for 10 trading days.
“Good Reason” means an action taken by the Company, without the Grantee’s written consent thereto, resulting in a material negative change in the employment relationship, to the extent not remedied by the Company within 30 days after receipt by the Company of written notice from the Grantee provided to the Company within 90 days (the “Cure Period”) of the Grantee’s knowledge of the occurrence of such material negative change in the employment relationship specifying in reasonable detail such occurrence. For these purposes, a “material negative change in the employment relationship” shall include, without limitation, any one or more of the following reasons, set forth in clauses (a) through (e) below:
(a)the assignment to the Grantee of any duties materially inconsistent in any respect with the Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

(b)a change in the Grantee’s principal office location to a location further away from the Grantee’s home which is more than 30 miles from the Grantee’s current principal office;
(c)the taking of any action by the Company to eliminate benefit plans in which the Grantee participated in or was eligible to participate in immediately prior to a Change of Control without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits; provided that if neither a surviving entity nor its parent following a Change of Control is a publicly-held company, the failure to provide stock-based benefits shall not be deemed good reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting similarly situated persons of executive rank in the Company or a combined organization shall not constitute Good Reason;
(d)any one or more reductions in the Grantee’s Base Salary that, individually or in the aggregate, exceed 10% of the Grantee’s Base Salary; or
(e)any material breach by the Company of the Grantee’s Service Agreement (if one exists).
In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following the occurrence of such condition in order for such termination as a result of such condition to constitute a termination for Good Reason. If the Grantee suffers a Disability or dies following the occurrence of such material negative change in the employment relationship and the Grantee has given the Company the requisite written notice but the Company has failed to remedy the situation prior to such physical or mental incapacity or death, the Grantee’s physical or mental incapacity or death shall not affect the ability of the Grantee or his heirs or beneficiaries, as applicable, to treat the Grantee’s termination of employment as a termination for Good Reason, Retirement, death or Disability. For purposes of the definition of Good Reason, the term “Base Salary” means the annual base rate of compensation payable to Grantee by the Company prior to any reduction thereof, before deductions or voluntary deferrals authorized by the Grantee or required by law to be withheld from the Grantee by the Company. Salary excludes all other extra pay such as overtime, pensions, severance payments, bonuses, equity-based incentives, living or other allowances, and other perquisites.
“LTIP Units” means units of limited partnership interest of the Partnership designated as “LTIP Units” in the Partnership Agreement awarded pursuant to this Agreement under the LTIP having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption set forth in the Partnership Agreement. Unless the context otherwise requires, the term “[ ] LTIP Units (PB)” shall include all [ ] LTIP Units (PB) and [ ]-2 LTIP Units (PB).

“Partial Service Factor” means a factor carried out to the sixth decimal, but never greater than one (1.000000), determined by dividing (A) the number of calendar days that have elapsed since the Effective Date to and including the date of the Grantee’s Retirement, death or Disability (as applicable) by (B) 365.
“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of March 16, 1994, among the Company, as general partner, and the limited partners who are parties thereto, as amended from time to time.
“Peer REIT” means each of the business entities qualified as real estate investment trusts (“REITs”) that are publicly-traded, U.S.-based “equity REITs” and are categorized in the National Association of Real Estate Investment Trusts (“NAREIT”) Index as “Mall” or “Shopping Center” REITs; provided that such business entities must be publicly-traded for the entire Performance Period to constitute a Peer REIT; provided further that if any business entity is delisted due to bankruptcy during the Performance Period it will remain a Peer REIT (such delisted business entities, “Delisted Peer REITs”). If the Committee determines that NAREIT no longer identifies Peer REITs, or that NAREIT’s identification of Peer REITs is no longer suitable for the purposes of this Agreement, then the Committee in its good faith reasonable discretion shall select Peer REITs identified by another reputable business organization for purposes of this Agreement. The Committee does not have the discretion to adjust the Peer REIT Total Return for matters other than as described above.
“Peer REIT Total Return” means, (a) for a Peer REIT other than a Delisted Peer REIT, with respect to the Performance Period, the absolute total stockholder return of the common equity of such Peer REIT during the Performance Period, calculated in the same manner as Total Return is calculated for the Company and (b) for a Delisted Peer REIT, an absolute total stockholder return of -100%.
[“Performance Period” means, the period commencing on (and including) January 1, [ ] and concluding on (and including) the earliest of (a) December 31, [ ] or (b) the date of a Change of Control.] or [“Performance Period” means, the period commencing on (and including) January 1, [ ] and concluding on (and including) December 31, [ ].]
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“Qualified Termination” means a termination of the Grantee’s employment (A) by the Company for no reason or for any reason (other than for Cause, death or Disability), or (B) by the Grantee for Good Reason.
“Qualified Termination Factor” means a factor carried out to the six decimal, but never greater than one (1.000000), determined by dividing (A) the number of days between the Effective Date and the date on which the Grantee’s Qualified Termination occurs divided by (B) 1,095.

“Retirement” means: (A) if the Grantee is a party to a Service Agreement immediately prior to such event, and “Retirement” is defined therein, then “Retirement” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not party to a Service Agreement immediately prior to such event and/or the Grantee’s Service Agreement does not define “Retirement,” then “Retirement” shall mean the Grantee’s voluntary termination of employment with the Company and its Subsidiaries on or after the attainment of age 55 and completion of ten (10) years of employment with the Company and/or a Subsidiary, provided that following Retirement the Grantee does not engage in Competitive Activities during the balance of the Performance Period.
“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement, including, without limitation, management continuity agreement, then in effect between the Grantee, on the one hand, and the Company or one of its affiliates, on the other hand, as amended or supplemented through such date.
“Share” means a share of Common Stock, subject to adjustments pursuant to Section 6.2 of the Stock Plan.
“Share Price” means, as of a particular date, the Fair Market Value of one Share on such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided further, however, that if such date is the date upon which a Transactional Sale Event occurs, the Share Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Sale Event for one Share.
“Total Return” means, with respect to the Performance Period, the compounded total annual return that would have been realized by a stockholder who (A) bought one Share on the first day of the Performance Period at the Share Price on the date immediately preceding such day, (B) reinvested each dividend and other distribution declared during such period of time with respect to such Share (and any other Shares previously received upon reinvestment of dividends or other distributions) in additional Shares at the Fair Market Value on the applicable dividend payment date, and (C) sold all the Shares described in clauses (A) and (B) on the last day of the Performance Period at the Share Price on such date. As set forth in, and pursuant to, Section 9 hereof, appropriate adjustments to the Total Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 9 hereof that occur during the Performance Period. In calculating Total Return, it is the current intention of the Committee to use total return to stockholders data for the Company and the Peer REITs available from one or more third party sources, though the Committee reserves the right in its reasonable discretion to retain the services of a consultant to analyze relevant data or perform necessary calculations for purposes of this Award. If the Committee delegates the calculation of Total Return to a valuation or other expert, including matters such as the determination of dividend reinvestment and the inclusion or exclusion of REITs as Peer REITs, the Committee is entitled to rely on such valuation or other expert.

“Transactional Sale Event” means (A) a Change of Control described in clause (a) of the definition thereof as a result of a tender offer for Shares or (B) a Change of Control described in clause (c) of the definition thereof.
“Units” means Partnership Units (as defined in the Partnership Agreement) that are outstanding or are issuable upon the conversion, exercise, exchange or redemption of any securities of any kind convertible, exercisable, exchangeable or redeemable for Partnership Units.
3.Award of [ ] LTIP Units (PB).
(a)On the terms and conditions set forth in this Agreement, as well as the terms and conditions of the Stock Plan, the Grantee is hereby granted this Award consisting of the number of LTIP Units set forth on Schedule A hereto opposite “[ ] LTIP Units (PB)”, which is incorporated herein by reference (the “[ ] LTIP Units (PB)”).
(b)If pursuant to Section 4 hereof vesting above 100% of the [ ] LTIP Units (PB) occurs, an additional number of [ ] LTIP Units (PB) shall be granted to the Grantee to cover the excess vesting percentage based on the calculations to be made pursuant to Section 4 hereof (the “[ ]-2 LTIP Units (PB)”) and issued under the Partnership Agreement effective as of the last day of the Performance Period. In connection with any such subsequent grant of [ ]-2 LTIP Units (PB) the Grantee shall execute and deliver to the Company and the Partnership such documents, comparable to the documents executed and delivered in connection with the Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws.
(c)If pursuant to Section 3(b) hereof [ ]-2 LTIP Units (PB) are granted and issued to the Grantee, a payment in cash shall be made to the Grantee as soon as practicable after the time of such grant and issuance in an amount equal to (i) the total amount of all distributions paid with respect to one Unit between the date of grant of the [ ] LTIP Units (PB) and the LTIP Unit Distribution Participation Date provided in Section 7(a) multiplied by (ii) the number of [ ]-2 LTIP Units (PB) granted and issued pursuant to Section 3(b) hereof.
(d) [ ] LTIP Units (PB) shall constitute and be treated as the property of the Grantee as of the applicable grant date, subject to the terms of this Agreement and the Partnership Agreement. Every grant of [ ] LTIP Units (PB) to the Grantee pursuant to this Award shall be set forth in minutes of the meetings of the Committee. [ ] LTIP Units (PB) will be: (A) subject to vesting and/or forfeiture to the extent provided in Sections 4 and 5 hereof; and (B) subject to restrictions on transfer as provided in Section 8 hereof.
4.Vesting of [ ] LTIP Units (PB).
(a)Except as otherwise set forth in this Section 4 and Section 5 below, the percentage of the Grantee’s [ ] LTIP Units (PB) that will become vested at the end of the Performance Period [(or at such other date as provided in Section 5 hereof)] will be based on the percentile rank of the Company’s Total Return relative to the Peer REIT Total Return for the Peer REITs for the Performance Period as set forth below.

Percentile Rank	Percentage of Award Vested
At or above the 75th percentile	150% of the [ ] LTIP Units (PB)
At the 50th percentile	100% of the [ ] LTIP Units (PB)
At the 25th percentile	50% of the [ ] LTIP Units (PB)
Below the 25th percentile	0% of the [ ] LTIP Units (PB)
The percentile rank above shall be calculated using the following conventions:
Percentile Rank = X
          Y
Where:
X = the number of Peer REITs with a Peer REIT Total Return lower than the Company’s Total Return during the Performance Period.
Y = the total number of Peer REITs minus 1.
If Percentile Rank as calculated above is a not a whole number, then the award vesting shall be calculated as if the calculation resulted in a percentile rank equal to the next higher whole integer.
If the percentile rank falls between the 25th and 75th percentiles, the percentage of the Grantee’s [ ] LTIP Units (PB) that become vested will be calculated using linear interpolation, such that for every additional percentile of rank between the 25th and 75th percentiles an additional 2% of the [ ] LTIP Units (PB) will be vested. For example: at the 34th percentile rank 68% of the [ ] LTIP Units (PB) will be vested {50% + [(9/25) x (50%)] = 68%}.
Subject to Section 5 hereof, vesting of the Grantee’s [ ] LTIP Units (PB) shall occur as of the last day of the Performance Period, provided that the Continuous Service of the Grantee continues through the last day of the Performance Period, regardless of when the Committee completes its determination of percentile rank or any other calculations or assessments related to its determination of the vesting percentage. If, as a result of performance above the 50th percentile, the percentage of the Grantee’s [ ] LTIP Unit (PB) that will become vested as of the end of the Performance Period exceeds 100%, then [ ]-2 LTIP Units (PB) shall be granted and issued as of the vesting date pursuant to Section 3(b) above shall be immediately vested upon such grant and issuance.
For the avoidance of doubt, assuming no Change of Control (i.e., the last day of the Performance period is December 31, [ ]), the intent of this Section 4(a) is that (i) the Company’s Total Return will be calculated using as the first input the Share Price on December 31, [ ] and as the last input the Share Price on December 31, [ ], and (ii) each Peer REIT’s Total Return will be calculated in the same manner with respect to the common equity of each such Peer REIT.
(b)The Committee may, upon consideration of the statistical data for the Peer REITs relative to Peer REIT Total Return for the Performance Period, exercise its reasonable discretion to allow for vesting of [ ] LTIP Units (PB) under Section 4(a) on a basis other than a strict mathematical calculation of percentile rank to the extent appropriate in light of the circumstances. By way of illustration, the foregoing would allow the Committee to provide for vesting to occur at a particular level if the Peer REIT Total Return of a number of Peer REITs is clustered within a narrow range such that the effect of the precise calculation of percentile rank would be that vesting would not occur or occur at a lower level. The Committee does not have the discretion to adjust downward the vesting of [ ] LTIP Units (PB).
(c)The Grantee agrees to provide Continuous Service to the Company in consideration for the conditional rights to the unvested [ ] LTIP Units (PB). Except as otherwise provided in Section 5 or pursuant to the Stock Pan, the vesting of the [ ] LTIP Units (PB) requires Continuous Service through the last day of the Performance Period as a condition to the vesting of the [ ] LTIP Units (PB). Partial service, even if substantial, during any vesting period will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service except as provided in Section 5 below or under the Stock Plan.
(d)Any [ ] LTIP Units (PB) that do not become vested pursuant to this Section 4 or Section 5 below shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and be and become null and void as of the end of the Performance Period, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested [ ] LTIP Units (PB).
5.Change of Control or Termination of Grantee’s Service Relationship.
(a)If the Grantee is a party to a Service Agreement, the provisions of this Section 5 shall govern the vesting of the Grantee’s [ ] LTIP Units (PB) exclusively in the event of a Change of Control or termination of the Grantee’s service relationship with the Company or any Subsidiary or affiliate, unless the Service Agreement contains provisions that expressly refer to this Section 5 and provides that those provisions of the Service Agreement shall instead govern the vesting of the Grantee’s [ ] LTIP Units (PB). The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 5, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout of the Grantee’s bonus or incentive compensation awards in the event of certain types of terminations of Grantee’s service relationship (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not (unless the Service Agreement contains provisions that expressly refer to this Section 5 and provides that those provisions of the Service Agreement shall instead govern the vesting of the Grantee’s [ ] LTIP Units (PB)) be interpreted as requiring that any calculations set forth in Section 4 hereof be performed, or vesting occur with respect to this Award other than as specifically provided in this Section 5. In the event an entity ceases to be a Subsidiary or affiliate of the Company, such action shall be deemed to be a termination of employment of all employees of that entity for purposes of this Agreement resulting in any then unvested [ ] LTIP Units (PB), without payment of any consideration by the Partnership, being automatically and without notice forfeited; provided that the Committee, in its sole and absolute discretion, may make provision in such circumstances for accelerated vesting of some or all of the Grantee’s remaining unvested [ ] LTIP Units (PB) that have not previously been forfeited and, if applicable, for the granting of [ ]-2 LTIP Units (PB) effective immediately prior to such event.
(b)[In the event of a Change of Control prior to December 31, [ ], then:
(i) the Performance Period shall end on such date and the calculations provided in Section 4 hereof shall be performed effective as of the date of the Change of Control and following the date of the Change of Control no further calculations pursuant to Section 4 hereof shall be performed with respect to the Grantee; and
(ii) if the [ ] LTIP Units (PB) remain outstanding after a Change of Control or equivalent replacement awards (as defined in Section 5(b)(iv) hereof) are substituted for the [ ] LTIP Units (PB) at the time of the Change of Control, then the number of [ ] LTIP Units (PB) that are determined as of the date of the Change of Control pursuant to the calculations provided in Section 4 shall remain subject to vesting tied to the Grantee’s Continuous Service until December 31, [ ] as if no Change of Control had occurred, except that the Grantee shall become fully vested in such [ ] LTIP Units (PB) immediately (A) upon the Grantee’s Qualified Termination in connection with or within twenty-four (24) months after the Change of Control, or (B) upon the Grantee’s death, Disability or Retirement;
(iii) if neither the [ ] LTIP Units (PB) remain outstanding after a Change of Control nor equivalent replacement awards (as defined in Section 5(b)(iv) hereof) are substituted for the [ ] LTIP Units (PB) at the time of the Change of Control, then the Grantee shall become fully vested in the number of [ ] LTIP Units (PB) that are determined pursuant to the calculations provided in Section 4 as of the date of the Change of Control; and
(iv) an award shall qualify as an “equivalent replacement award” if the following conditions are met in the good faith discretion of the Committee:
(A) the replacement award is of the same type as the [ ] LTIP Units (PB) being replaced, including, without limitation, income tax attributes relating to the extent and timing of recognition of taxable income, gain or loss by the Grantee;
(B) the replacement award has a value equal to the Fair Market Value of the [ ] LTIP Units being replaced as of the effective date of the Change of Control;

(C) the equity securities issuable upon the conversion, exercise, exchange or redemption of the replacement award, or securities underlying the replacement award, as applicable, are listed on a national stock exchange;
(D) the replacement award contains terms relating to vesting (including with respect to the Grantee’s Qualified Termination, death, Disability or Retirement) that are substantially identical to those of the [ ] LTIP Units (PB); and
(E) the other terms and conditions of the replacement award are not less favorable to the Grantee than the terms and conditions of the [ ] LTIP Units (PB).]
(i) [if the [ ] LTIP Units (PB) remain outstanding after a Change of Control or equivalent replacement awards (as defined in Section 5(b)(iii) hereof) are substituted for the [ ] LTIP Units (PB) at the time of the Change of Control, then:
(A)the calculations provided in Section 4 hereof shall be performed as of the end of the Performance Period as if the Change of Control had not occurred; and
(B)vesting tied to the Grantee’s Continuous Service will occur upon the earlier of (i) the end of the Performance Period or (ii) the date of the Grantee’s Qualified Termination, death, Disability or Retirement; provided, however, that the number of performance-vested [ ] LTIP Units (PB) shall not be determined until the end of the Performance Period as provided in Section 4;
(ii) if neither the [ ] LTIP Units (PB) remain outstanding after a Change of Control nor equivalent replacement awards are substituted for [ ] LTIP Units (PB) at the time of the Change of Control, then:
(A)the calculations provided in Section 4 hereof shall be performed effective as of the date of the Change of Control as if the Performance Period ended on such date; and
(B)the Grantee shall become fully vested in the number of [ ] LTIP Units (PB) that are determined pursuant to the calculations provided in Section 4 hereof as of the effective date of the Change of Control; and

(C) if pursuant to the above calculations vesting above 100% of the [ ] LTIP Units (PB) occurs, the appropriate number of [ ]-2 LTIP Units (PB) shall be granted and issued to the Grantee to cover the excess vesting percentage based on such calculations and such [ ]-2 LTIP Units (PB) shall be immediately vested. In connection with any such subsequent grant of [ ]-2 LTIP Units (PB) the Grantee shall execute and deliver to the Company and the Partnership such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or Partnership reasonable request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws;
(i) an award qualifies as an “equivalent replacement award” if the following conditions are met in the good faith discretion of the Committee:
(A)the replacement award is of the same type as the [ ] LTIP Units (PB) being replaced, including, without limitation, income tax attributes relating to the extent and timing of recognition of taxable income, gain or loss by the Grantee;
(B) the equity securities issuable upon the conversion, exercise, exchange or redemption of the replacement award, or securities underlying the replacement award, as applicable, are listed on a national stock exchange;
(C) the replacement award contains terms relating to vesting (including with respect to a Qualified Termination) that are substantially identical to those of the [ ] LTIP Units (PB);
(D) with respect to the measurement of Total Return, the compounded total annual return that would have been realized by a stockholder who bought one Share on the first day of the Performance Period, reinvested all dividends and other distributions, and liquidated the entire investment on the last day of the Performance Period shall be measured assuming that such stockholder participated in the transaction constituting a Change of Control on the terms applicable to the majority of stockholders and had continued to hold the investment (whether in securities of the Company or the surviving or resulting entity after the Change of Control transaction or in other property received as part of the Change of Control transaction (which in the case of cash shall be deemed reinvested at market rates of return for investments with duration and risk appropriate under the circumstances)), with appropriate adjustments to take into account stock dividends, stock splits, reverse stock splits and the other events set forth in Section 9 that occur during the Performance Period both before, upon and after the effective date of the Change of Control transaction; and
(E) the other terms and conditions of the replacement award are not less favorable to the Grantee than the terms and conditions of the [ ] LTIP Units (PB).]
(c)Except as otherwise provided in Section 5(b), in the event of the Grantee’s Qualified Termination, death or Disability or Retirement (as applicable below) prior to the end of the Performance Period, conditioned upon the execution and delivery by the Grantee of a customary release of claims and covenant not to solicit employees of the Company or its Subsidiaries or Affiliates following termination, the Grantee will not forfeit the [ ] LTIP Units (PB) upon such event, but the following provisions of this Section 5(c) shall modify the determination of vesting for the Grantee, subject, in each case, to the provisions of Sections 6.4 and 6.5 of the Stock Plan:
(i) the calculations provided in Section 4 hereof shall be performed as of the end of the Performance Period as if such Qualified Termination, death, Disability or Retirement (as applicable below) had not occurred, and, following such calculations, the Grantee shall become vested in the number of [ ] LTIP Units (PB) determined in accordance with this Section 5(c);
(ii) if the Grantee experiences a Retirement, death or Disability, in each case, prior to the first anniversary of the Effective Date, the number of [ ] LTIP Units (PB) resulting from the calculations provided in Section 4 hereof shall be multiplied by the Partial Service Factor (with the resulting number being rounded to the nearest whole LTIP Unit), and such adjusted number of [ ] LTIP Units (PB) shall become vested and any other [ ] LTIP Units (PB) that are not included in the foregoing calculation shall be immediately forfeited);
(iii) if the Grantee experiences a Retirement, death or Disability, in each case, on or after the first anniversary of the Effective Date, there will be no reduction in the number of [ ] LTIP Units (PB) resulting from the calculations provided in Section 4 hereof, and such unadjusted number of [ ] LTIP Units (PB) shall become vested; and
(iv) if the Grantee experiences a Qualified Termination prior to the end of the Performance Period, the number of [ ] LTIP Units (PB) resulting from the calculations provided in Section 4 hereof shall be multiplied by the Qualified Termination Factor (with the resulting number being rounded to the nearest whole LTIP Unit), and such adjusted number of [ ] LTIP Units (PB) shall become vested and any other [ ] LTIP Units (PB) that are not included in the foregoing calculation shall be immediately forfeited).

(d)If the Grantee becomes engaged in Competitive Activities at any time on or following the effective date of Retirement and before the end of the applicable Performance Period, then the provisions relating to vesting due to Retirement under Section 5(b) or 5(c), as applicable, will not apply, and, upon the date the Grantee becomes engaged in any such Competitive Activities during such period, all [ ] LTIP Units (PB), except for those that, prior to such engagement in Competitive Activities, had previously been vested pursuant to Section 4 hereof during the Grantee’s Continuous Service or that otherwise became vested under this Section 5, shall automatically and immediately be forfeited by the Grantee. Any forfeited [ ] LTIP Units (PB) shall, without payment of any consideration by the Partnership, automatically and without notice be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited [ ] LTIP Units (PB).
(e)If the Grantee’s employment with the Company or a Subsidiary or affiliate terminates as a result of a retirement under circumstances that do not meet the definition of “Retirement” under this Agreement, the Committee may, on a case-by-case basis and in its sole discretion, provide for accelerated or continued vesting of some or all of the Grantee’s unvested [ ] LTIP Units (PB) that have not previously been forfeited and, if applicable, for the granting of [ ]-2 LTIP Units (PB), in each case effective prior to the effective date of retirement, but in any such event, the provisions of Section 5(d) will apply as if such retirement was deemed a “Retirement” for purposes of this Agreement, and any such vesting will be conditioned upon the execution and delivery by the Grantee of a customary release of claims and covenant not to solicit employees of the Company or its Subsidiaries or Affiliates following such termination.
(f)In the event of a termination of employment or other cessation of the Grantee’s Continuous Service prior to the end of the Performance Period, effective as of the date of such termination or cessation, all [ ] LTIP Units (PB) except for those that had previously vested pursuant to Section 4 hereof and those that otherwise become vested or will continue to vest pursuant to this Section 5 shall automatically and immediately be forfeited by the Grantee. Any forfeited [ ] LTIP Units (PB) shall, without payment of any consideration by the Partnership, automatically and without notice be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited [ ] LTIP Units (PB).
6.Payments by Award Recipients. No amount shall be payable to the Company or the Partnership by the Grantee at any time in respect of this Award.
7.Distributions. Distributions on [ ] LTIP Units (PB) will be paid in accordance with the Partnership Agreement as modified hereby as follows:
(a)The LTIP Unit Distribution Participation Date (as defined in the Partnership Agreement) shall be (i) the date of grant, with respect to 10% of the [ ] LTIP Units (PB) issued pursuant to this Agreement, and (ii) the last day of the Performance Period, with respect to all other [ ] LTIP Units (PB) issued pursuant to this Agreement (to the extent they became vested in accordance with Sections 4 and 5 hereof). Vested [ ] LTIP Units (PB) shall be entitled to receive the full distribution payable on Units outstanding as of the record date next following the last day of the Performance Period, whether or not they will have been outstanding for the whole period.
(b) Prior to the last day of the Performance Period, [ ] LTIP Units (PB) not otherwise forfeited in accordance with Section 4 or 5 hereof shall be entitled to receive 10% of regular periodic distributions payable to holders of Units (the “Current Distributions”) and 0% of special, extraordinary or other distributions made not in the ordinary course.
(c)An amount equal to (i) the difference between (x) all distributions (regular, special, extraordinary or otherwise) paid with respect to one Unit between the date of grant of the [ ] LTIP Units (PB) and the last day of the Performance Period and (y) the Current Distributions paid with respect to one [ ] LTIP Unit up to the last day of the Performance Period (such difference, the “Contingent Distributions”) multiplied by (ii) the number of [ ] LTIP Units (PB) shall be credited to a notional (unfunded) account for the benefit of the Grantee on the books and records of the Partnership subject to vesting. As promptly as practicable after the last day of the Performance Period, an amount equal to the positive difference (if any) between (A) the Contingent Distributions that would have been paid with respect to those [ ] LTIP Units (PB) that have become vested pursuant to Sections 4 or 5 hereof and (B) if any, the Current Distributions paid to the Grantee prior to the last day of the Performance Period in accordance with Section 7(b) in respect of the Unearned [ ] LTIP Units (PB) shall be paid to the Grantee. The “Unearned [ ] LTIP Units (PB)” means the number of [ ] LTIP Units (PB), if any, that are forfeited following vesting pursuant to Sections 4 or 5 hereof. Any portion of the notional account that is not payable to the Grantee shall be forfeited and revert to the Partnership free and clear of any claims by the Grantee.
(d) To the extent that the Partnership makes distributions to holders of Units partially in cash and partially in additional Units or other securities, unless the Committee in its sole discretion determines to allow the Grantee to make a different election, the Grantee shall be deemed to have elected with respect to all [ ] LTIP Units (PB) eligible to receive such distribution to receive 10% of such distribution in cash and 90% in Units, with the cash component constituting the Current Distribution prior to the last day of the Performance Period.
(e)To the extent that the allocations of income, gain, loss and deduction actually reported on each Partner’s K-1 for any taxable year differ from the allocations that would have been made for such year if this Amendment has been in effect at such time, the Partnership shall adjust allocations for the current and future taxable periods in such manner as the General Partner deems appropriate to fully offset such difference. The intent of this Section 7(e) is to put each Partner as quickly as possible in the same position as he or she would have been in had this Amendment been in effect at all relevant times. This Section 7(e) shall be interpreted consistently with such intent.
8.Restrictions on Transfer. None of the [ ] LTIP Units (PB) shall be sold, assigned, transferred, pledged or otherwise disposed of or encumbered (whether voluntarily or involuntarily or by judgment, levy, attachment, garnishment or other legal or equitable proceeding) (each such action a “Transfer”), or redeemed in accordance with the Partnership Agreement (a) until after they have become vested pursuant to Section 4 or Section 5 other than in connection with a Change of Control, and (b) unless such Transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)), and such Transfer is in accordance with the applicable terms and conditions of the Partnership Agreement; provided, however, that clause (a) above shall not apply with respect to (i) the conversion into Units of [ ] LTIP Units (PB) that have become vested in accordance with Sections 4 or 5 hereof (“Converted LTIP Units”) or (ii) any Transfer either of [ ] LTIP Units (PB) that have become vested in accordance with Sections 4 or 5 hereof or of Converted LTIP Units, so long as such Transfer is (A) permitted under the Partnership Agreement and (B) in connection with donative, estate or tax planning by the Grantee; and provided, further, that the Transferee agrees in writing with the Company and the Partnership not to make any further Transfer of such vested [ ] LTIP Units (PB) or Converted LTIP Units other than as permitted by this Section 8. In connection with any Transfer of [ ] LTIP Units (PB) or Converted LTIP Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of [ ] LTIP Units (PB) not in accordance with the terms and conditions of this Section 8 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any [ ] LTIP Units (PB) as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any [ ] LTIP Units (PB). The restrictions on Transfer in this Section 8 shall not be interpreted to prohibit the Grantee from designating one or more beneficiaries to receive the Grantee’s LTIP Units or Converted LTIP Units that are payable in the event of the Grantee’s death. Any such beneficiary designation shall be on a form provided or approved by the Company.
9.Changes in Capital Structure. Without duplication with the provisions of Section 6.2 of the Stock Plan, if (a) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company, spin-off of a Subsidiary, business unit or significant portion of assets or other fundamental transaction similar thereto, (b) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital structure of the Company shall occur, (c) any extraordinary dividend or other distribution to holders of shares of Common Stock or Units other than regular cash dividends shall be made, or (d) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable adjustment in the terms of this Award, the LTIP or the [ ] LTIP Units (PB), then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award, the LTIP and the terms of the [ ] LTIP Units (PB) prior to such event, including, without limitation: (i) adjustments in the [ ] LTIP Units (PB) and the [ ]-2 LTIP Units (PB), Share Price, Total Return or other pertinent terms of this Award; and (ii) substitution of other awards under the Stock Plan or otherwise. The Grantee shall have the right to vote the [ ] LTIP Units (PB) if and when voting is allowed under the Partnership Agreement, regardless of whether vesting has occurred.

10.Miscellaneous.
(a)Amendments; Modifications. This Agreement may be amended or modified only with the consent of the Company and the Partnership; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him; and provided, further, that the Grantee acknowledges that the Stock Plan may be amended or discontinued in accordance with Section 6.6 thereof and that this Agreement may be amended or canceled by the Committee, on behalf of the Company and the Partnership, for the purpose of satisfying changes in law or for any other lawful purpose, so long as no such action shall impair the Grantee’s rights under this Agreement without the Grantee’s written consent. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by the parties which are not set forth expressly in this Agreement. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.
(b)Incorporation of Stock Plan and Change in Control Arrangement; Committee Determinations. The provisions of the Stock Plan and Change in Control Arrangement are hereby incorporated by reference as if set forth herein. In the event of a conflict between this Agreement and the Stock Plan or this Agreement and the Change in Control Arrangement, this Agreement shall be controlling and determinative. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. In the event of a Change of Control, the Committee will perform any calculations set forth in Section 4 or Section 5 hereof required in connection with such Change of Control and make any determinations relevant to vesting with respect to this Award within a period of time that enables the Company to conclude whether [ ] LTIP Units (PB) become vested or are forfeited and whether any [ ]-2 LTIP Units (PB) need to be granted not later than prior to the effective date of the Change of Control, which determinations could, for the avoidance of doubt, include good faith assumptions.
(c)Status as a Partner. As of the grant date set forth on Schedule A, the Grantee shall be admitted as a partner of the Partnership with beneficial ownership of the number of [ ] LTIP Units (PB) issued to the Grantee as of such date pursuant to Section 3(a) hereof by: (A) signing and delivering to the Partnership a copy of this Agreement; and (B) signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A). The Partnership records shall reflect the issuance to the Grantee of [ ]-2 LTIP Units (PB) pursuant to Section 3(b) hereof, if any, whereupon the Grantee shall have the rights of a Limited Partner of the Partnership with respect to the total number of [ ] LTIP Units (PB) then held by the Grantee, as set forth in the Partnership

Agreement, subject, however, to the restrictions and conditions specified herein and in the Partnership Agreement.
(d)Status of [ ] LTIP Units (PB) under the Stock Plan. Insofar as the LTIP has been established as an incentive program of the Company and the Partnership, the [ ] LTIP Units (PB) are both issued as equity securities of the Partnership and granted as awards under the Stock Plan. The Company will have the right at its option, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Units into which [ ] LTIP Units (PB) may have been converted pursuant to the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such shares of Common Stock, if issued, will be issued under the Stock Plan. The Grantee must be eligible to receive the [ ] LTIP Units (PB) in compliance with applicable federal and state securities laws and to that effect is required to complete, execute and deliver certain covenants, representations and warranties (attached as Exhibit B). The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.
(e)Legend. The records of the Partnership evidencing the [ ] LTIP Units (PB) shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such [ ] LTIP Units (PB) are subject to restrictions as set forth herein, in the Stock Plan and in the Partnership Agreement.
(f)Compliance With Securities Laws. The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no [ ] LTIP Units (PB) will become vested or be issued at a time that such vesting or issuance would result in a violation of any such laws.
(g)Investment Representations; Registration. The Grantee hereby makes the covenants, representations and warranties set forth on Exhibit B attached hereto. All of such covenants, warranties and representations shall survive the execution and delivery of this Agreement by the Grantee. The Partnership will have no obligation to register under the Securities Act any [ ] LTIP Units (PB) or any other securities issued pursuant to this Agreement or upon conversion or exchange of [ ] LTIP Units (PB). The Grantee agrees that any resale of the shares of Common Stock received upon the exchange of Units into which [ ] LTIP Units (PB) may be converted shall not occur during the “blackout periods” forbidding sales of Company securities, as set forth in the then applicable Company employee manual or insider trading policy. In addition, any resale shall be made in compliance with the registration requirements of the Securities Act or an applicable exemption therefrom, including, without limitation, the exemption provided by Rule 144 promulgated thereunder (or any successor rule).
(h)Section 83(b) Election. In connection with the issuance of [ ] LTIP Units (PB) under this Award pursuant to Section 3 hereof the Grantee may (but is not required to) make an election to include in gross income in the year of transfer the applicable [ ] LTIP Units (PB) pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit C and, if such an election is made, the Grantee shall provide to the Company a copy thereof and supply to the Company such other information as the Company is required to maintain or file in accordance with the regulations promulgated thereunder.
(i) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
(j)Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such state.
(k)No Obligation to Continue Position as an Employee, Consultant or Advisor. Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee’s service relationship at any time.
(l)Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at its principal place of business and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.
(m)Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
(n)Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(o)Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(p)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.
(q) 409A. To the extent applicable, this Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, to the extent applicable, or that may result in penalties under Section 409A of the Code, shall be amended, in consultation with the Grantee and with the reasonable cooperation of the Grantee and the Company, in the least restrictive manner necessary to (i) exclude the applicable payment or benefit under this Agreement from the definition of “deferred compensation” within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, in each case without diminution in the value of the benefits granted hereby to the Grantee. Notwithstanding anything herein to the contrary, in the event the amounts payable under this Agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such vesting or related payments to be made during the six-month period commencing on the Grantee’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.
(r)Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the 1st day of January, [ ].

THE MACERICH COMPANY
By:

THE MACERICH PARTNERSHIP, L.P.
By: The Macerich Company,its general partner

By:

GRANTEE

EXHIBIT A
FORM OF LIMITED PARTNER SIGNATURE PAGE
The Grantee, desiring to become one of the within named Limited Partners of The Macerich Company, L.P., hereby accepts all of the terms and conditions of (including, without limitation, the provisions related to powers of attorney), and becomes a party to, the Agreement of Limited Partnership, dated as of March 16, 1994, of The Macerich Partnership, L.P., as amended (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement and further agrees as follows (where the term “Limited Partner” refers to the Grantee):
1.The Limited Partner hereby confirms that it has reviewed the terms of the Partnership Agreement and affirms and agrees that it is bound by each of the terms and conditions of the Partnership Agreement, including, without limitation, the provisions thereof relating to limitations and restrictions on the transfer of Partnership Units. Without limitation of the foregoing, the Limited Partner is deemed to have made all of the acknowledgements, waivers and agreements set forth in Sections 10.6 and 13.11 of the Partnership Agreement.
2.The Limited Partner hereby confirms that it is acquiring the Partnership Units for its own account as principal, for investment and not with a view to resale or distribution, and that the Partnership Units may not be transferred or otherwise disposed of by the Limited Partner otherwise than in a transaction pursuant to a registration statement filed by the Partnership (which it has no obligation to file) or that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state and foreign securities laws, and the General Partner may refuse to transfer any Partnership Units as to which evidence of such registration or exemption from registration satisfactory to the General Partner is not provided to it, which evidence may include the requirement of a legal opinion regarding the exemption from such registration. If the General Partner delivers to the Limited Partner shares of common stock of the General Partner (“Common Shares”) upon redemption of any Partnership Units, the Common Shares will be acquired for the Limited Partner’s own account as principal, for investment and not with a view to resale or distribution, and the Common Shares may not be transferred or otherwise disposed of by the Limited Partner otherwise than in a transaction pursuant to a registration statement filed by the General Partner with respect to such Common Shares (which it has no obligation under the Partnership Agreement to file) or that is exempt from the registration requirements of the Securities Act and all applicable state and foreign securities laws, and the General Partner may refuse to transfer any Common Shares as to which evidence of such registration or exemption from such registration satisfactory to the General Partner is not provided to it, which evidence may include the requirement of a legal opinion regarding the exemption from such registration.
3.The Limited Partner hereby affirms that it has appointed the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with Section 6.10 of the Partnership Agreement, which Section is hereby incorporated by reference. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the Limited Partner and shall extend to the Limited Partner’s heirs, executors, administrators, legal representatives, successors and assigns.
4.The Limited Partner hereby irrevocably consents in advance to any amendment to the Partnership Agreement, as may be recommended by the General Partner, intended to avoid the Partnership being treated as a publicly-traded partnership within the meaning of Section 7704 of the Internal Revenue Code, including, without limitation, (a) any amendment to the provisions of Section 9.1 or the Redemption Rights Exhibit of the Partnership Agreement intended to increase the waiting period between the delivery of a notice of redemption and the redemption date to up to sixty (60) days or (b) any other amendment to the Partnership Agreement intended to make the redemption and transfer provisions, with respect to certain redemptions and transfers, more similar to the provisions described in Treasury Regulations Section 1.7704 1(f).
5.The Limited Partner hereby appoints the General Partner, any liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute and deliver any amendment referred to in the foregoing paragraph 4(a) on the Limited Partner’s behalf. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the Limited Partner and shall extend to the Limited Partner’s heirs, executors, administrators, legal representatives, successors and assigns.
6.The Limited Partner agrees that it will not transfer any interest in the Partnership Units (i) through a national, non-U.S., regional, local or other securities exchange or (ii) an over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise) or (iii) to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, interests in the Partnership or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to any interests in the Partnership and stands ready to effect transactions at the quoted prices for itself or on behalf of others.
7. The Limited Partner acknowledges that the General Partner shall be a third party beneficiary of the representations, covenants and agreements set forth in Sections 4 and 5 hereof. The Limited Partner agrees that it will transfer, whether by assignment or otherwise, Partnership Units only to the General Partner or to transferees that provide the Partnership and the General Partner with the representations and covenants set forth in Sections 4 and 5 hereof.
8.This Acceptance shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Signature Line for Limited Partner:

Date: January 1, [ ]
Address of Limited Partner:

EXHIBIT B
GRANTEE’S COVENANTS, REPRESENTATIONS AND WARRANTIES
The Grantee hereby represents, warrants and covenants as follows:
(a)The Grantee has received and had an opportunity to review the following documents (the “Background Documents”):
(i) The Company’s latest Annual Report to Stockholders;
(ii) The Company’s Proxy Statement for its most recent Annual Meeting of Stockholders;
(iii) The Company’s Report on Form 10-K for the fiscal year most recently ended;
(iv) The Company’s Form 10-Q, if any, for the most recently ended quarter filed by the Company with the Securities and Exchange Commission since the filing of the Form 10-K described in clause (iii) above;
(v) Each of the Company’s Current Report(s) on Form 8-K, if any, filed since the end of the fiscal year most recently ended for which a Form 10-K has been filed by the Company;
(vi) The Partnership Agreement;
(vii) The Stock Plan; and
(viii) The Company’s Articles of Amendment and Restatement, as amended.
The Grantee also acknowledges that any delivery of the Background Documents and other information relating to the Company and the Partnership prior to the determination by the Partnership of the suitability of the Grantee as a holder of [ ] LTIP Units (PB) shall not constitute an offer of [ ] LTIP Units (PB) until such determination of suitability shall be made.
(b)The Grantee hereby represents and warrants that
(i) The Grantee either (A) is an “accredited investor” as defined in Rule 501(a) under the Securities Act, or (B) by reason of the business and financial experience of the Grantee, together with the business and financial experience of those persons, if any, retained by the Grantee to represent or advise him with respect to the grant to him of [ ] LTIP Units (PB), the potential conversion of [ ] LTIP Units (PB) into units of limited partnership of the Partnership (“Common Units”) and the potential redemption of such Common Units for shares the Company’s common stock (“REIT Shares”), has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Grantee (I) is capable of evaluating the merits and risks of an investment in the Partnership and potential investment in the Company and of making an informed investment decision, (II) is capable of protecting his own interest or has engaged representatives or advisors to assist him in protecting his interests, and (III) is capable of bearing the economic risk of such investment.
(ii) The Grantee, after due inquiry, hereby certifies that for purposes of Rule 506(d) and Rule 506(e) of the Securities Act, he is not subject to any felony or misdemeanor conviction related to any securities matter; any federal or state order, judgment, decree or injunction related to any securities, insurance, banking or U.S. Postal Service matter; any SEC disciplinary or cease and desist order; or any suspension, expulsion or bar related to a registered national securities exchange, national or affiliated securities association or member thereof, whether it occurred or was issued before, on or after September 23, 2013, and agrees that he will notify the Company immediately upon becoming aware that the foregoing is not, or is no longer, complete and accurate in every material respect, including as a result of events occurring after the date hereof.
(iii) The Grantee understands that (A) the Grantee is responsible for consulting his own tax advisors with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of the award of [ ] LTIP Units (PB) may become subject, to his particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept the award of [ ] LTIP Units (PB); and (D) an investment in the Partnership and/or the Company involves substantial risks. The Grantee has been given the opportunity to make a thorough investigation of matters relevant to the [ ] LTIP Units (PB) and has been furnished with, and has reviewed and understands, materials relating to the Partnership and the Company and their respective activities (including, but not limited to, the Background Documents). The Grantee has been afforded the opportunity to obtain any additional information (including any exhibits to the Background Documents) deemed necessary by the Grantee to verify the accuracy of information conveyed to the Grantee. The Grantee confirms that all documents, records, and books pertaining to his receipt of [ ] LTIP Units (PB) which were requested by the Grantee have been made available or delivered to the Grantee. The Grantee has had an opportunity to ask questions of and receive answers from the Partnership and the Company, or from a person or persons acting on their behalf, concerning the terms and conditions of the [ ] LTIP Units (PB). The Grantee has relied upon, and is making its decision solely upon, the Background Documents and other written information provided to the Grantee by the Partnership or the Company.
(iv) The [ ] LTIP Units (PB) to be issued, the Common Units issuable upon conversion of the [ ] LTIP Units (PB) and any REIT Shares issued in connection with the redemption of any such Common Units will be acquired for the account of the

Grantee for investment only and not with a current view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, without prejudice, however, to the Grantee’s right (subject to the terms of the [ ] LTIP Units (PB), the Stock Plan, the agreement of limited partnership of the Partnership, the articles of organization of the Company, as amended, and the Award Agreement) at all times to sell or otherwise dispose of all or any part of his [ ] LTIP Units (PB), Common Units or REIT Shares in compliance with the Securities Act, and applicable state securities laws, and subject, nevertheless, to the disposition of his assets being at all times within his control.
(v) The Grantee acknowledges that (A) neither the [ ] LTIP Units (PB) to be issued, nor the Common Units issuable upon conversion of the [ ] LTIP Units (PB), have been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such [ ] LTIP Units (PB) or Common Units are represented by certificates, such certificates will bear a legend to such effect, (B) the reliance by the Partnership and the Company on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Grantee contained herein, (C) such [ ] LTIP Units (PB) or Common Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (D) there is no public market for such [ ] LTIP Units (PB) and Common Units and (E) neither the Partnership nor the Company has any obligation or intention to register such [ ] LTIP Units (PB) or the Common Units issuable upon conversion of the [ ] LTIP Units (PB) under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except, that, upon the redemption of the Common Units for REIT Shares, the Company may issue such REIT Shares under the Stock Plan and pursuant to a Registration Statement on Form S-8 under the Securities Act, to the extent that (I) the Grantee is eligible to receive such REIT Shares under the Stock Plan at the time of such issuance, (II) the Company has filed a Form S-8 Registration Statement with the Securities and Exchange Commission registering the issuance of such REIT Shares and (III) such Form S-8 is effective at the time of the issuance of such REIT Shares. The Grantee hereby acknowledges that because of the restrictions on transfer or assignment of such [ ] LTIP Units (PB) acquired hereby and the Common Units issuable upon conversion of the [ ] LTIP Units (PB) which are set forth in the Partnership Agreement or this Agreement, the Grantee may have to bear the economic risk of his ownership of the [ ] LTIP Units (PB) acquired hereby and the Common Units issuable upon conversion of the [ ] LTIP Units (PB) for an indefinite period of time.
(vi) The Grantee has determined that the [ ] LTIP Units (PB) are a suitable investment for the Grantee.
(vii) No representations or warranties have been made to the Grantee by the Partnership or the Company, or any officer, director, stockholder, agent, or affiliate of any of them, and the Grantee has received no information relating to an investment in the Partnership or the [ ] LTIP Units (PB) except the information specified in paragraph (b) above.
(c)So long as the Grantee holds any [ ] LTIP Units (PB), the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of [ ] LTIP Units (PB) as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code, applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.
(d)The Grantee hereby agrees to make an election under Section 83(b) of the Code with respect to the [ ] LTIP Units (PB) awarded hereunder, and has delivered with this Agreement a completed, executed copy of the election form attached hereto as Exhibit C. The Grantee agrees to file the election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the award of the [ ] LTIP Units (PB) hereunder with the IRS Service Center at which such Grantee files his personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which [ ] LTIP Units (PB) are issued or awarded to the Grantee.
(e)The address set forth on the signature page of this Agreement is the address of the Grantee’s principal residence, and the Grantee has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such residence is sited.

EXHIBIT C
ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, Treasury Regulations Section 1.83-2 promulgated thereunder, and Rev. Proc. 2012-29, 2012-28 IRB, 06/26/2012, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for such property.
1.The name, address and taxpayer identification number of the undersigned are:
Name:   (the “Taxpayer”)
Address:

Social Security No./Taxpayer Identification No.:
Taxable Year: Calendar Year [__]
2.Description of property with respect to which the election is being made:
The election is being made with respect to   [ ] LTIP Units (PB) in The Macerich Partnership, L.P. (the “Partnership”).
3.The date on which the [ ] LTIP Units (PB) were transferred to the undersigned is  , [__].
4.Nature of restrictions to which the [ ] LTIP Units (PB) are subject:
(a)Until the [ ] LTIP Units (PB) vest, the Taxpayer may not transfer in any manner any portion of the [ ] LTIP Units (PB) without the consent of the Partnership.
(b)The Taxpayer’s [ ] LTIP Units (PB) vest in accordance with the vesting provisions described in the Schedule attached hereto. Unvested [ ] LTIP Units (PB) are forfeited in accordance with the vesting provisions described in the Schedule attached hereto.
5.The fair market value at time of transfer (determined without regard to any restrictions other than a nonlapse restriction as defined in Treasury Regulations Section 1.83-3(h)) of the [ ] LTIP Units (PB) with respect to which this election is being made was $0 per [ ] LTIP Unit (PB).
        C-1

6.The amount paid by the Taxpayer for the [ ] LTIP Units (PB) was $0 per [ ] LTIP Unit (PB).
7.The amount to include in gross income is $0.
The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the property is transferred. The undersigned is the person performing the services in connection with which the property was transferred.
Dated:

        C-2

SCHEDULE TO 83(b) ELECTION
Vesting Provisions of [ ] LTIP Units (PB)
The [ ] LTIP Units (PB) are subject to performance-based vesting. Performance-based vesting will be from 0-100% based on The Macerich Company’s (the “Company”) per-share total return to holders of common stock (the “Total Return”) for the period from January 1, [ ] through December 31, [ ] (or earlier in certain circumstances). The [ ] LTIP Units (PB) may vest depending on the percentile rank of the Company in terms of Total Return relative to the Total Return of a group of peer REITs (the “Peer REITs”), as measured at the end of the performance period. Vesting of the [ ] LTIP Units (PB) will occur as follows:

Percentile Rank	Award Vested (*)
At or above the 75th percentile	150%
At the 50th percentile	100%
At the 25th percentile	50%
Below the 25th percentile	0%
(*) Linear interpolation between the 25th and 75th percentiles.
The above vesting is conditioned upon the Taxpayer remaining an employee of the Company through the applicable vesting date, subject to acceleration under specified circumstances. Unvested [ ] LTIP Units (PB) are subject to forfeiture in the event of failure to vest.

SCHEDULE A TO [ ] LTIP UNIT AWARD AGREEMENT (PERFORMANCE-BASED)

Date of Award Agreement:	January 1, [__]
Name of Grantee:
Number of [ ] LTIP Units (PB) Subject to Grant:
Grant Date:	January 1, [__]
Initials of Company representative:
Initials of Grantee: